ICON Funds 485BPOS

Exhibit 99.(h)(5)(a)

FIRST AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

ICON FUNDS,

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B

AND

STATE STREET BANK AND TRUST COMPANY

This First Amendment (this “Amendment”) dated as of September 2, 2016 is between ICON Funds (the Trust), on behalf of its series as listed on Schedule B, severally and not jointly (each, a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of the 23rd day of March, 2010 (as amended and in effect immediately prior to the date of this Amendment, the “Agreement”), between the Trust, on behalf of its series as listed on Schedule B thereto, and State Street.

The Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the Funds listed on Schedule B to the Agreement as it may be amended by the parties, and no Fund shall be responsible or liable for any of the obligations of any other Fund under the Agreement or otherwise, notwithstanding anything to the contrary contained in the Agreement.

WHEREAS, the Trust on behalf of the Funds and State Street both desire to amend the Funds listed on Schedule B.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.     Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.	Amendments.

(a) Section 1 (Definitions) of the Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Fee Income” means fee income received from a Borrower, including negative rebates paid by a Borrower in connection with Loans, premiums in connection with non-cash Collateral and fees in connection with fee for hold or other arrangements.

“Net Investment Income” means income (including interest, dividends and realized capital gains) distributed in respect of the investment of cash Collateral, net of applicable fees, charges and expenses.

(b) Section 3 (Securities to be Loaned) of the Agreement is hereby amended by adding the following as the new second paragraph thereof.

“At the initiation of each Loan, the Demand Spread must be equal to or greater than twenty-five (25) basis points (the “Minimum Demand Spread Test”). For the avoidance of doubt, loans may have a Demand Spread that is lower than twenty-five (25) basis points during the term of the Loan so long as the Loan satisfied the minimum requirement at initiation.

For purposes of the Minimum Demand Spread Test:

“Demand Spread” means, (i) with respect to a loan collateralized with cash, the difference between the Reference Rate and the rebate rate and, (ii) with respect to a loan collateralized with non-cash, the premium paid by Borrower in connection with the loan.

“Reference Rate” means Fed Target.

“Fed Target” means, if the target level for the federal funds rate most recently announced by the Federal Open Markets Committee (“FOMC”) is a specific rate, such rate, and if the target level for the federal funds rate most recently announced by the FOMC is a target band in lieu of a target rate, the lowest rate of the target band. ”

(c) Section 9 (Investment of Cash Collateral and Compensation) of the Agreement is hereby amended by deleting the third paragraph thereof and the first sentence of the fourth paragraph thereof, and inserting the following as the new third paragraph thereof:

“Net Investment Income and Fee Income shall be credited to the Client’s securities lending account, on a monthly basis, after making the following payments on behalf of the Client: (i) rebate fees shall be paid to Borrowers in accordance with the applicable Securities Loan Agreements; and (ii) a portion of any remaining Net Investment Income and Fee Income shall be paid to State Street (as compensation for its services under this Agreement) in the proportion set forth on Schedule A under the heading “Fee Split.” In the event that for a given monthly period, the sum of Net Investment Income and Fee Income is less than the amount of the rebate fees payable to Borrowers pursuant to the applicable Securities Loan Agreements, State Street and the Client shall be responsible for the shortfall in the proportions set forth on Schedule A under the heading “Fee Split.” For the avoidance of doubt, any taxes required to be withheld at source from Fee Income shall be deducted from the amount credited to the Client’s securities lending account as described in this paragraph, and to the extent that such amount is less than the amount of such taxes, then the Client shall be responsible for any shortfall.”

(d)  Schedule A of the Agreement is hereby amended by deleting it in its entirety and replacing with the revised Schedule A attached to this Amendment.

(e)   Schedule B of the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule B attached to this Amendment.

3.     Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it.

4.     Governing Law; Miscellaneous. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5.      Effective Date: This Amendment shall be effective as of the date first written above.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto execute this First Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

ICON FUNDS, on behalf of its series as listed on Schedule B, severally and not jointly	STATE STREET BANK AND TRUST COMPANY

By:	By:
Name: Carrie Schoffman	Name: Gino L. Timperio
Title: Treasurer	Title: Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 23rd day of March 2010 between ICON FUNDS, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Fee Split

80% to the Fund

20% to State Street.

Cash Collateral Investment

Each Fund instruct State Street to invest cash Collateral in the State Street Navigator Securities Lending Prime Portfolio (hereinafter the “Prime Portfolio”). The management fees for investing in the Prime Portfolio are as follows:

On an annualized basis, the management/custody/fund administration/transfer agent fee for investing cash Collateral in the Prime Portfolio is not more than 5.00 basis points netted out of yield. In addition, the trustee may pay out of the assets of the Prime Portfolio all reasonable expenses and fees of the Prime Portfolio, including professional fees or disbursements, incurred in connection with the operation of the Prime Portfolio.

In connection with the direction to State Street above to invest certain cash collateral in the Prime Portfolio each Fund acknowledges that it has received and reviewed the updated Confidential Offering Memorandum dated April 4, 2016 (the “Prime COM”), including those provisions under the header “Portfolio’s Investment Objective and Strategies Beginning October 14, 2016” which such provisions are included here as Attachment A for ease of reference.

Each Fund instructs State Street to treat the instruction above to invest certain cash Collateral in the Prime Portfolio as an instruction to invest such cash Collateral in the State Street Navigator Securities Lending Government Money Market Portfolio (the “Government Portfolio”) when the Prime Portfolio changes its name to the Government Portfolio as contemplated in the Prime COM. After the effectiveness of such name change, references to the Prime Portfolio on this Schedule A or in the Agreement shall be read as the Government Portfolio.

State Street: Limited Access

To the extent consistent with the investment guidelines of the Prime Portfolio, State Street may invest Cash Collateral or money received in respect of cash Collateral in short-term instruments, short term investment funds maintained by State Street, money market mutual funds and such other investments as State Street may from time to time select, including investments in obligations or other securities of State Street or of any State Street Affiliate and investments in any short-term investment fund, mutual fund, securities lending trust or other collective investment fund with respect to which State Street and/or State Street Affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated. In addition, to the extent that cash Collateral cannot be promptly invested in Prime Portfolio pursuant to the Funds’ direction above due to the timing of delivery by Borrower, such cash Collateral may be invested as State Street may select, including in a demand deposit account or similar account in the name of State Street or any State Street Affiliate and/or as described in the preceding sentence until such cash Collateral can be invested in Prime Portfolio pursuant to the Funds’ direction above.

State Street: Limited Access

ATTACHMENT A

Portfolio’s Investment Objective and Strategies Beginning October 14, 2016

In response to regulatory changes adopted by the SEC that will affect the structure and operation of money market funds, the Board of Trustees of the Trust has approved, effective as of the Modification Date (i.e., October 14, 2016), a new investment objective and new investment strategies for the Prime Portfolio, which are designed to permit the Prime Portfolio to operate as a “government money market fund” within the meaning of Rule 2a-7 under the 1940 Act, as such Rule will be in effect on October 14, 2016. The Board also approved changing the Prime Portfolio’s name to the State Street Navigator Securities Lending Government Money Market Portfolio (the “Government Money Market Portfolio”), effective as of the Modification Date.

Effective as of the Modification Date, the investment objective of the Portfolio will be to seek: (i) current income to the extent consistent with the preservation of capital and liquidity; and (ii) the maintenance of a stable $1.00 per share net asset value.

Consistent with qualifying as a government money market fund, the Portfolio will be required to invest 99.5 percent or more of its total assets in (i) cash; (ii) obligations issued or guaranteed as to principal and/or interest, as applicable, by the U.S. government or its agencies and instrumentalities (“U.S. Government Securities”); and (iii) repurchase agreements collateralized by cash and U.S. Government Securities.

During the transition period leading up to the Modification Date, the assets of the Prime Portfolio will continue to be managed in accordance with the Prime Portfolio’s current investment objective and strategies. However, during this period the assets will also be managed in a manner that will permit the Prime Portfolio to qualify as a “government money market fund” as of the Modification Date. Accordingly, the Prime Portfolio’s exposure to non-government securities will decrease over time leading up to the Modification Date, which can be expected to impact the yield of the Prime Portfolio during the transition period.

State Street: Limited Access

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 23rd day of March 2010 between ICON FUNDS, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Fund Name	Taxpayer Identification Number	Tax Year-End
ICON Bond Fund	481272210	09/30
ICON Fund f/k/a ICON Core Equity Fund	841556889	09/30
ICON Equity Income Fund	481272208	09/30
ICON Risk-Managed Equity Fund	481272212	09/30
ICON Long/Short Fund	481272214	09/30
ICON Emerging Markets Fund f/k/a ICON Asia-Pacific Region Fund	752676150	09/30
ICON Europe Fund	752676156	09/30
ICON International Equity Fund	752676154	09/30
ICON Consumer Discretionary Fund	752676135	09/30
ICON Energy Fund	752676137	09/30
ICON Financial Fund	752676138	09/30
ICON Healthcare Fund	752676139	09/30
ICON Industries Fund	752676146	09/30
ICON Information Technology Fund	752676142	09/30
ICON Consumer Staples Fund f/k/a ICON Leisure and Consumer Staples Fund	752676140	09/30
ICON Natural Resources Fund f/k/a ICON Materials Fund	752676133	09/30
ICON Utilities Fund f/k/a ICON Telecommunications and Utilities Fund	752676143	09/30
ICON Opportunities Fund	45-5463687	09/30